EXHIBIT 10


                        C. R. BARD, INC.
                    1994 Executive Bonus Plan


     This is the C. R. Bard, Inc. 1994 Executive Bonus Plan (the
"Plan"), as authorized by the Board of Directors (the "Board") of
C. R. Bard, Inc. (the "Company"), for the payment of incentive compensation to designated employees.

1.   Definitions

     As used in the Plan, the following terms have the following meanings:

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation and Stock Option
Committee of the Board.

     "Earnings Per Share" shall mean net income per share as reported in the audited annual consolidated financial statements of the Company and its subsidiaries, as adjusted for any items of an unusual and/or nonrecurring nature which are specified in writing by the Committee prior to the beginning of the plan year and are confirmed as such by the Company's independent auditors.

     "Group Financial Goal" as to any person shall mean the sum of the amounts reported as net income on the respective financial statements of the divisions or operating units which report to such person, as adjusted for any items of an unusual and/or nonrecurring nature which are specified in writing by the Committee prior to the beginning of the plan year and are confirmed as such by the Company's independent auditors.

     "Outside Directors" shall have the meaning ascribed to it in
Section 162(m) of the Code and the regulations proposed or adopted thereunder.

2.   Objectives

     The objectives of the Plan are to:

     * Help attract, retain and motivate the executives required to manage the Company; and

     * Promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning.

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3.   Administration

     The Plan will be administered by the Committee. The Committee shall contain at least two Outside Directors. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

4.   Participation

     Participation in the Plan in any fiscal year will be limited to individuals who on the first day of the Company's fiscal year occupy the office of Chairman, Chief Executive Officer, President, Vice Chairman, Chief Operating Officer, Executive Vice President, Chief Financial Officer or Group Vice President.

5.   Performance Goals

     Bonuses hereunder for all participants except Group Vice Presidents will be determined by reference to Earnings Per Share for each fiscal year, and bonuses hereunder for Group Vice Presidents will be determined 50 percent by reference to each of
(i) Earnings Per Share for each fiscal year and (ii) the Group Financial Goal for each fiscal year. Before the commencement of each fiscal year, the Committee shall establish the Earnings Per Share and Group Financial Goal targets and the amount of bonus (expressed as a percentage of base salary in effect on the first day of the fiscal year) payable to each participant to the extent that Earnings Per Share and, as applicable, the Group Financial Goal equal, or fall within a range above or below the applicable target; provided however that with respect to the 1994 fiscal year, the Committee shall set such targets and percentages no later than April 1, 1994. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, or other similar corporate change, the Earnings Per Share target shall be appropriately adjusted by the Committee.

6.   Maximum

     No bonus payable to an individual under this Plan for a given fiscal year shall exceed $1,400,000.

7.   Time and Form of Payment

          (a) Payment. Except as provided in paragraph (b), of this Section 7, awards will be paid in cash as soon as practicable following the public announcement by the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in Section 5 hereof have been attained

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          (b)  Deferral. A participant in the Plan may, prior to
the commencement of a fiscal year, elect to defer payment of all or any portion of a bonus award. Amounts so deferred will be credited by the Company to an account for the participant and will be credited with interest on a quarterly basis at (i) the average interest rate received by the Company on its United States short-term investments for the fiscal quarter for which interest is credited or (ii) if no such short-term investments were held, the prime rate in effect on the last business day of the fiscal quarter announced by J. P. Morgan or, if no such rate is published, the prime rate published in The Wall Street Journal on such date. Amounts deferred pursuant to this paragraph 7(b) shall be paid in a lump sum upon termination of employment by reason of retirement, death, disability or otherwise or in installments as requested by the participant and agreed to by the Committee.

8.   Death or Disability

     A participant in the Plan (or a participant's beneficiary) whose employment terminates during a fiscal year due to death or disability shall receive, after the end of the fiscal year, an amount equal to the bonus which would have been payable to such participant, pro-rated for that portion of the fiscal year during which the participant was employed.

9.   Miscellaneous

     (a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of a bonus for a fiscal year already ended.

     (b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

     (c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its affiliates or associated corporations or affect the right of any such employer to dismiss any employee.

     (d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant's death.



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     (e)  Communications.

          (i) All notices and communications to the Committee in connection with the Plan shall be in writing, shall be delivered by first class mail, by courier or by hand, shall be addressed to the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee. All notices and communications from the Committee to participants or beneficiaries which the Committee deems necessary in connection with the Plan shall be in writing and shall be delivered to the participant or beneficiary or other person at the person's address last appearing on the records of the Company.

          (ii) Each participant shall file with the Committee such pertinent information concerning the participant or the participant's beneficiary as is required by the Committee.

     (f) Plan Unfunded. The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

     (g) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.
























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